Federal Home Loan Bank of Des Moines
news release

FOR IMMEDIATE RELEASE
Date: February 21, 2017
Contact: Angela Richards
515.281.1014
arichards@fhlbdm.com

FHLB Des Moines Reports 2016 Year End Preliminary
Unaudited Financial Results and Fourth Quarter 2016 Dividend

Net Income Totaled $649 Million for the Year Ended December 31, 2016
Advances grew to $131.6 Billion at December 31, 2016

(Des Moines, Iowa) - The Federal Home Loan Bank of Des Moines (the Bank) today released preliminary unaudited financial highlights for the fourth quarter and year ended December 31, 2016. The Bank expects to file its 2016 Form 10-K with the Securities and Exchange Commission (SEC) on or before March 31, 2017. The Bank also announced its fourth quarter 2016 dividend.

Summary

The Bank recorded $649 million in net income for the year ended December 31, 2016. The Bank’s net income in 2016 was significantly impacted by $376 million of net gains on litigation settlements on private-label mortgage-backed securities (MBS). The Bank acquired the rights to the private-label MBS litigation interests as a result of its merger with the Federal Home Loan Bank of Seattle (Seattle Bank) (the Merger) in mid-2015.

The Bank’s net interest income totaled $449 million for the year ended December 31, 2016, an improvement from 2015, reflecting increases in the Bank’s average advances and investments, a portion of which was attributable to the assets acquired in the Merger. Advances, which totaled $131.6 billion as of December 31, 2016, continued to be the Bank’s single largest asset class, accounting for 73 percent of total assets.

As a result of the Bank’s 2016 earnings, the Bank accrued $75 million for use in its Affordable Housing Program (AHP). In 2015, the Bank accrued $15 million. The larger AHP accrual for 2016 means the Bank’s AHP is positioned to meet more of the district’s affordable housing needs.

“The profitability and growth of the Des Moines Bank in 2016 demonstrates the value of our cooperative business model,” said Michael L. Wilson, President and CEO. “Our member financial institutions are the lifeblood of their communities, and the Des Moines Bank is proud of the supporting role it plays as a reliable source of liquidity and funding. Our record earnings in 2016 enabled us not only to significantly grow our retained earnings, which helps support the preservation of par value of capital stock, but also supports the dividend the Bank has been able to pay, and the record amount of funds contributed for affordable housing grants in 2017.”

For the fourth quarter, the Board declared an annualized dividend of 3.50 percent on activity-based stock and 0.75 percent on membership stock and will pay a dividend totaling $49 million.

Detail

Operating Results

In 2016, the Bank reported net income of $649 million compared to $131 million in 2015. The Bank's net income in 2016 was driven by $376 million of net gains on litigation settlements. The Bank recorded $14 million of net gains on litigation settlements in 2015.

The litigation settlements are the result of settlements with certain defendants in the Bank’s private-label MBS litigation. As a result of the Merger, the Bank is currently involved in legal proceedings initiated by the Seattle Bank against various entities relating to its purchases and subsequent impairments of certain private-label MBS. Although the Seattle Bank sold all private-label MBS during the first quarter of 2015, the Bank continues to pursue these proceedings.

The Bank's net interest income totaled $449 million in 2016 compared to $317 million in 2015. The increase was primarily due to an increase in interest income resulting from the higher interest rate environment and higher advance and investment volumes, a portion of which was attributable to assets acquired in the Merger. The Bank's net interest margin was 0.28 percent during 2016 and 2015.

The Bank recorded a net gain of $396 million in 2016 in other income (loss) compared to a net loss of $30 million in 2015. Other income (loss) included net gains on litigation settlements which were the primary driver of the increase as discussed above. Other factors impacting other income (loss) include net gains (losses) on derivatives and hedging activities and net gains (losses) on trading securities, as described below.

During 2016, the Bank recorded net gains of $7 million on its derivatives and hedging activities through other income (loss) compared to net losses of $38 million in 2015. The net gains were primarily driven by changes in interest rates. These changes impacted ineffectiveness on our available-for-sale fair value hedge relationships and fair value changes on interest rate swaps that the Bank utilized to economically hedge its investment securities portfolio. The Bank utilizes derivative instruments to manage interest rate risk. Accounting rules require all derivatives to be recorded at fair value and therefore the Bank may be subject to income statement volatility.

During 2016, the Bank recorded net gains on trading securities of $3 million compared to net losses of $12 million in 2015. These changes in fair value were primarily due to the impact of changes in interest rates and credit spreads on the Bank's fixed rate trading securities. Trading securities are recorded at fair value with changes in fair value reflected through other income (loss).

Other expense totaled $118 million for 2016 compared to $137 million for 2015. The decrease was primarily due to one-time merger related expenses of $39 million incurred during 2015. The decrease in other expense was partially offset by an increase in compensation and benefits, professional fees, and other operating expenses during 2016 when compared to 2015 due primarily to additional costs associated with operating a larger institution and improving the Bank's internal control environment.

Balance Sheet Highlights

The Bank's total assets increased to $180.6 billion at December 31, 2016, from $137.4 billion at December 31, 2015 due primarily to an increase in advances. Advances increased $42.4 billion, driven primarily by growth from a large depository institution member.

The Bank's total liabilities increased to $173.2 billion at December 31, 2016, from $131.8 billion at December 31, 2015 due to an increase in consolidated obligations issued to fund the increase in assets.

Total capital increased to $7.4 billion at December 31, 2016, from $5.6 billion at December 31, 2015. Total capital was primarily impacted by an increase in retained earnings and an increase in capital stock. Retained earnings increased to $1.5 billion due to net income earned. Capital stock increased due to increased member activity which was partially offset by the reclassification of $0.7 billion of capital stock, including all capital stock outstanding to captive insurance company members, to mandatorily redeemable capital stock. This capital stock reclassification was in response to the Finance Agency final rule affecting captive insurance company membership effective February 19, 2016.

Total regulatory capital increased to $8.1 billion at December 31, 2016, from $5.8 billion at December 31, 2015, both of which were above the required regulatory minimum. Regulatory capital includes all capital stock, mandatorily redeemable capital stock, additional capital from merger, and retained earnings.

Additional financial information will be provided in the Bank's 2016 Form 10-K available at www.fhlbdm.com or www.sec.gov on or before March 31, 2017.

Dividend

On February 15, 2017, the Bank's Board of Directors approved a fourth quarter 2016 dividend at an annualized rate of 3.50 percent on activity-based stock and 0.75 percent on membership stock. Dividend payments totaling $49 million are expected to be paid on February 22, 2017. The effective combined annualized dividend rate for the Bank on both subclasses of capital stock outstanding was 3.05 percent; however, the effective combined dividend rate on the total capital stock held by each member will depend on their level of activity with the Bank during the fourth quarter.

Federal Home Loan Bank of Des Moines Financial Highlights (preliminary and unaudited)
	December 31,
Statements of Condition (dollars in millions)	2016	2015
Advances	$131,601	$89,173
Investments	41,218	40,167
Mortgage loans held for portfolio, net	6,913	6,755
Total assets	180,605	137,374
Consolidated obligations	170,845	130,198
Mandatorily redeemable capital stock	664	103
Total liabilities	173,204	131,749
Capital stock - Class B putable	5,917	4,714
Additional capital from merger	52	194
Retained earnings	1,450	801
Accumulated other comprehensive income (loss)	(18)	(84)
Total capital	7,401	5,625
Total regulatory capital[1]	8,083	5,812

1    Total regulatory capital includes all capital stock, mandatorily redeemable capital stock, additional capital from merger, and retained earnings.

	Quarter Ended December 31,		Year Ended December 31,
Operating Results (dollars in millions)	2016	2015	2016	2015
Net interest income	$135	$81	$449	$317
Provision (reversal) for credit losses on mortgage loans	1	—	3	2
Other income (loss):
Net gains (losses) on trading securities	(48)	(21)	3	(12)
Net gains (losses) on derivatives and hedging activities	83	1	7	(38)
Gains on litigation settlements, net	39	1	376	14
Other, net	3	4	10	6
Total other income (loss)	77	(15)	396	(30)
Total other expense	36	29	118	137
Net income before assessments	175	37	724	148
AHP assessments	19	4	75	15
AHP voluntary contributions	—	2	—	2
Net income	$156	$31	$649	$131
Performance Ratios
Net interest spread	0.27%	0.23%	0.24%	0.25%
Net interest margin	0.30%	0.26%	0.28%	0.28%
Return on average equity	8.81%	2.31%	10.09%	2.74%
Return on average capital stock	10.99%	2.82%	12.43%	3.42%
Return on average assets	0.35%	0.09%	0.40%	0.12%
Regulatory capital ratio	4.48%	4.23%	4.48%	4.23%

The selected financial data above should be read in conjunction with the financial statements and notes and "Management's Discussion and Analysis of Financial Condition and Results of Operations" included in the Bank's 2016 Form 10-K expected to be filed on or before March 31, 2017 with the SEC.

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On May 31, 2015, the Bank completed the Merger with the Seattle Bank. The Merger had a significant impact on all aspects of the Bank's financial condition, results of operations, and cash flows. As a result, financial results for periods after the Merger are not directly comparable to results for periods prior to the Merger.

Statements contained in this announcement, including statements describing the objectives, projections, estimates, or future predictions in the Bank's operations, may be forward-looking statements. These statements may be identified by the use of forward-looking terminology, such as believes, projects, expects, anticipates, estimates, intends, strategy, plan, could, should, may, and will or their negatives or other variations on these terms. By their nature, forward-looking statements involve risk or uncertainty, and actual results could differ materially from those expressed or implied or could affect the extent to which a particular objective, projection, estimate, or prediction is realized. As a result, you are cautioned not to place undue reliance on such statements.

The Bank is a wholesale cooperative bank that provides low-cost, short- and long-term funding and community lending to over 1,400 members, including commercial banks, credit unions, insurance companies, and community development financial institutions. The Bank is wholly owned by its members and receives no taxpayer funding. The Bank serves Alaska, Hawaii, Idaho, Iowa, Minnesota, Missouri, Montana, North Dakota, Oregon, South Dakota, Utah, Washington, Wyoming, and the U.S. Pacific territories of American Samoa, Guam, and the Commonwealth of the Northern Mariana Islands. The Bank is one of eleven regional Banks that make up the Federal Home Loan Bank System.